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                                                                    EXHIBIT 12.1




Computation of Ratio of Earnings to Combined Fixed Charges and Preferred
Dividends

I.       IN ACCORDANCE WITH GERMAN GAAP

                                                                         Year Ended December 31,

                                                        1997            1996            1995            1994              1993
                                                        ----            ----            ----            ----              ----
Pretax Income....................................     1,633,708        949,950         663,493           457,334          247,625
Fixed Charges:
Interest expense.................................         3,782          2,618           5,237             1,749            1,272
Interest factor of rental expense(1).............        67,356         39,518          26,510            17,670           13,216
TOTAL FIXED CHARGES..............................        71,138         42,136          31,747            19,419           14,488
PRETAX EARNINGS BEFORE FIXED CHARGES.............     1,704,846        992,086         695,240           476,753          262,113
Preferred dividend requirements..................            --             --              --                --               --
TOTAL FIXED CHARGES AND PREFERRED DIVIDEND.......        71,138         42,136          31,747            19,419           14,488
Ratio of earnings to combined fixed charges and
preferred dividends..............................         23.97x         23.55x          21.90x            24.55x           18.09x



II.      IN ACCORDANCE WITH U.S. GAAP

                                                       Year Ended December 31,
                                                       -----------------------
                                                        1997            1996
                                                        ----            ----
Pretax  Income.................................       1,581,928        834,565
Fixed Charges:
Interest expense...............................           3,782          2,618
Interest factor of rental expense(1)...........          67,356         39,518

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
TOTAL FIXED CHARGES..............................        71,138         42,136
PRETAX EARNINGS BEFORE FIXED CHARGES.............     1,653,066        876,701
Preferred dividend requirements..................            --             --
TOTAL FIXED CHARGES AND PREFERRED DIVIDEND.......        71,138         42,136
Ratio of earnings to combined fixed charges
and preferred dividends..........................         23.24x         20.81x

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(1)      Represents the portion of rent expense the Company deems to be representative of an interest factor.